Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 12, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Red Pine Capital Group, Inc.
Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Red Pine Capital Group, Inc. of our report dated February 18, 2010, relating to the financial statements of Red Pine Capital Group, Inc., a Nevada Corporation, as of and for the period ending January 31, 2010, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

By:	/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC